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EXHIBIT 11.1 -- STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                (in thousands, except share and per share amounts)

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                                                                FISCAL YEAR
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                                   2000
                                                               -------------
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COMPUTATION OF BASIC EARNINGS PER SHARE:
Weighted average shares outstanding.........................      5,513,934
                                                                 ==========
Net income..................................................     $      984
                                                                 ==========
Basic earnings per share....................................     $     0.18
                                                                 ==========
COMPUTATION OF DILUTED EARNINGS PER SHARE:
Weighted average shares outstanding.........................      5,513,934
Dilutive impact of stock options, as determined by the
  application of the treasury stock method..................         96,548
                                                                 ----------
Weighted average shares and common stock equivalents........      5,610,482
                                                                 ==========
Net income..................................................     $      984
                                                                 ==========
Diluted earnings per share..................................     $     0.18
                                                                 ==========
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